Exhibit 21.1

Zix Corporation

Subsidiary List

PocketScript, Inc., an Ohio corporation

ZixCorp Canada, Inc., an Ontario corporation

ZixCorp Global, Inc., a Delaware corporation

ZixCorp Systems, Inc., a Delaware corporation

Greenview Data, Inc., a Michigan corporation